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FOR FURTHER INFORMATION:

MEDIA:              JUDY BRENNAN       (SARD VERBINNEN & CO)      212-687-8080
                    ANDREW COLE

INVESTOR CONTACT:   FRANK EMERY        (WATKINS-JOHNSON)          650-813-2752

FOR IMMEDIATE RELEASE

                WATKINS-JOHNSON SETS JANUARY 14 FOR SHAREOWNER VOTE
                 ON PROPOSED SALE OF ITS TELECOMMUNICATIONS GROUP

                MAILS DEFINITIVE PROXY MATERIALS FOR SPECIAL MEETING

PALO ALTO, CALIFORNIA, December 16, 1999 -- Watkins-Johnson Company (NYSE:WJ) announced today that it has set January 14, 1999 as the date for a special meeting of its shareowners to vote on the proposed sale of substantially all the assets of its Telecommunications Group to a unit of British Aerospace plc (formerly a unit of The General Electric Company plc). The proposed transaction, in which Watkins-Johnson will receive an estimated purchase price of $57.9 million, subject to a post-closing balanced sheet adjustment, was announced last August.

The special meeting is being held at Watkins-Johnson's headquarters at 3333 Hillview Avenue, Palo Alto, California at 8:00 a.m. Pacific Time. The proxy materials for the special meeting have been mailed to shareowners of record as of December 3, 1999, the record date set by the Board of Directors.

This is the first of two different special meetings of Watkins-Johnson shareowners being held within a few weeks of each other. At the second meeting, which has not yet been scheduled, shareowners will vote on the separate transaction, announced last October, in which a new company formed by investment funds managed by Fox Paine & Company will acquire the company in a recapitalization merger for $41.125 per share. The sale of the Telecommunications Group is not conditioned on the closing of the Fox Paine merger, but the Fox Paine merger is conditioned on completion of the Telecommunications Group Sale.

To help shareowners distinguish between the proxy card to use for the January 14 special meeting on the Telecommunications Group Sale and the separate proxy card to use for the second meeting on the Fox Paine merger, Watkins-Johnson is using two different colors on its proxy cards. For the January 14 meeting, the proxy card is white. For the later meeting, the proxy card will be blue.

The Company urges shareowners to vote on this transaction promptly. Shareowners holding stock in brokerage accounts are cautioned that these issues require specific instructions to their broker for voting. Failing to give these instructions is equivalent to a no vote on the Telecommunications Group sale.

The pending sale of WJ's Telecommunications Group to a subsidiary of British Aerospace is part of the strategy of the Watkins-Johnson Board of Directors, announced on March 1, 1999, to maximize shareowner value through the sale of the company. If that sale and the subsequent Fox Paine Merger are both completed, the strategy will have been fully implemented.

                                      # # #

THIS NEWS RELEASE, OTHER THAN THE HISTORICAL FINANCIAL INFORMATION, CONSISTS OF FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES IN CONSUMMATING THE PROPOSED SALE OF THE WJ TELECOMMUNICATIONS GROUP AND THE PROPOSED FOX PAINE MERGER AND THE OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS, INCLUDING THE REPORT ON FORM 10-K/A FOR THE YEAR ENDED DEC. 31, 1998. ACTUAL RESULTS MAY VARY MATERIALLY.